EXHIBIT 4(g)

                          SUBSCRIPTION RIGHTS AGREEMENT

         This Subscription Rights Agreement (the "Agreement"), made and entered into as of this day of __________________, 2002, by and between RELM Wireless Corporation, a Nevada corporation (the "Company"), and The American Stock Transfer and Trust Company (the "Subscription Agent").

         WHEREAS, the Company has filed a Registration Statement on Form S-1 (Registration No. 333-75512) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") in connection with the proposed offering (the "Rights Offering") of up to 2,500,000 Units (as hereafter defined) (subject to an increase of an additional 500,000 Units for a total of up to 3,000,000 Units to directly reflect any re-pricing of Units) (the "Total Units Offered"), each consisting of one share of the Company's common stock, $.60 par value per share (the "Common Stock"), and one Common Stock Purchase Warrant (the "Warrant"), for sale to holders of non-transferable subscription rights (the "Rights"), which are to be issued to holders of outstanding shares of the Company's common stock, warrants, options or conversion rights (collectively, the "Equity Holders");

         WHEREAS, the Subscription Agent presently serves as transfer agent and registrar of the Company's Common Stock and will also serve as registrar for the Rights and as transfer agent and registrar for the Units and the Warrants;

         WHEREAS, the Company intends to issue to the Equity Holders one Right (the "Basic Subscription Right") for each share of common stock, option, warrant or conversion right (each an "Equity Position"), held on February 4, 2002 (the "Record Date"), and intends (i) that the Rights will be exercisable to purchase one unit (the "Unit") at a subscription price of $___ per Unit (the "Subscription Price"), subject to pro rata reduction as a result of an oversubscription, provided, however, that in the event the closing bid price for the Common Stock on ________, 2002, the date the Rights expire (the "Expiration Date") is less than $___, the Subscription Price shall be reduced to an amount equal to 90% of the closing bid price of the Common Stock on the Expiration Date, but in no event, less than $___ per Unit (a "Subscription Price Re-Pricing"), (ii) that any Rights Holder who exercises all of their Basic Subscription Rights may subscribe for additional Units pursuant to a limited Over-Subscription Right (as defined herein), and (iii) that the Rights will be evidenced by non-transferable certificates (the "Rights Certificates") in a form satisfactory to the Subscription Agent and the Company;

         WHEREAS, the Company desires to employ the Subscription Agent to act as a subscription agent in connection with the Rights Offering, including, but not limited to, the issuance and delivery of the Rights Certificates, and the Subscription Agent is willing to act in such capacity:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Rights and the Rights Certificates and the respective rights and obligations thereunder of the Company, the holders of Rights Certificates and the Rights Agent, the parties agree as follows:

                                    Article I
                        APPOINTMENT OF SUBSCRIPTION AGENT

         1.1 Appointment of Subscription Agent. The Company hereby appoints the Subscription Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment.

                                   Article II
                        DELIVERY OF DOCUMENTS BY COMPANY

         2.1 Delivery of Documents by Company. The Company will cause to be timely delivered to the Subscription Agent sufficient copies of the following documents for delivery to all intended recipients of the Rights (the "Rights Offerees"):

         (a) the final prospectus (the "Prospectus");

         (b) blank Rights Certificates, including instructions for completion;

         (c) instruction letters to Rights Offerees who are in jurisdictions other than Excluded Jurisdictions (as defined below) and to Rights Offerees in Excluded Jurisdictions (collectively, the "Rights Letters"); and

         (d) a notice of guaranteed delivery (the "Notice of Guaranteed Delivery").

         2.2 Additional Documents to be Delivered by Company. The Company will also deliver to the Subscription Agent:

         (a) resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the Secretary or Assistant Secretary of the Company; and

         (b) on or promptly following the Expiration Date (as defined below), sufficient blank forms for the issuance of the Units, Warrants and Common Stock.

                                   Article III
                   DETERMINATION OF RIGHTS OFFEREES AND RIGHTS

         3.1 Determination of Rights Offerees. On or about the Record Date, the Subscription Agent shall create and maintain, from the stock ledger and registry it maintains in its capacities as transfer agent and registrar for the Common Stock, a list of the names, addresses and taxpayer identification numbers of the Rights Offerees and the number of Rights each such Rights Offeree is entitled to receive in the Rights Offering (the "Rights Ledger"). With respect to the Common Stock held of record by stock depositary trust companies, the Subscription Agent and the Company shall timely solicit and obtain a list containing similar information with respect to the broker/dealers or banks for whom such companies hold such stock as nominee. With respect to all other Equity Holders, on or about the Record Date, the Company shall provide to the Subscription Agent a list of the names, addresses and taxpayer identification numbers of such Rights Offerees and the number of Rights all such Rights Offerees are entitled to receive in the Rights Offering. The Rights Offerees shall be established as of the close of business on the Record Date.

         3.2 Determination of Rights. Each Rights Offeree shall receive one Right for each one share of Common Stock, stock option or purchase warrant exercisable to purchase the Company's Common Stock, or any of the Company's convertible debt owned or held of record as of the Record Date. The Company will not issue fractional Rights.

                                   Article IV
             MAILING OF SUBSCRIPTION DOCUMENTS BY SUBSCRIPTION AGENT

         4.1 Mailing of Subscription Documents by Subscription Agent. Except as provided in Section 4.2 below, upon the written advice of the Company, signed by any of its duly authorized officers, after the date of effectiveness of the Registration Statement, the Subscription Agent shall mail or cause to be mailed to each Rights Offeree a Prospectus, a Rights Certificate, including instructions for completion, a Rights Letter and a Notice of Guaranteed Delivery (the "Subscription Documents"). Prior to mailing, the Subscription Agent, as registrar for the Rights, will cause to be issued Rights Certificates in the names of the Rights Offerees and for the number of Rights to which they are each entitled, as determined in accordance with Section 3 above. The Subscription Agent shall either manually sign or affix a duly authorized facsimile signature on all Rights Certificates. The signatures of the officers of the Company on the Rights Certificates shall be facsimile signatures. Immediately after the Rights Certificates are mailed, the Subscription Agent shall execute and deliver to the Company a certificate in the form of Exhibit A hereto.

         4.2 Residents of Certain Jurisdictions. The Company is not registering or otherwise qualifying its Units, Warrants and Common Stock for sale in Canada, Arizona, Oregon and all other non-United States of America jurisdictions (the "Excluded Jurisdictions") and Rights will not be offered to Rights Offerees residing in the Excluded Jurisdictions. The Subscription Agent shall send a Prospectus and the applicable Rights Letter to Rights Offerees whose addresses are in the Excluded Jurisdictions, and these Rights Offerees who will not receive any Rights Certificates to participate in the Rights Offering unless they can demonstrate to the Subscription Agent that they reside in a jurisdiction in which the Company has registered or otherwise qualified its Units, Warrants and Common Stock for sale.

                                    Article V
                             SUBSCRIPTION PROCEDURE

         5.1 Valid Exercise of Rights. For a valid exercise of Rights to occur, the Subscription Agent must receive, by mail, hand delivery, or otherwise, prior to 5:00 p.m., New York time, on the Expiration Date, the Rights Certificate pertaining to such Rights, which has been properly completed and endorsed for exercise, as provided in the instructions on the reverse side of the Rights Certificate, and payment in full in U.S. Dollars of the Subscription Price for the total number of Units subscribed pursuant to the Basic Subscription Right and the Over-Subscription Right (as defined below), by check, bank check, money order or other negotiable instrument payable to the order of "American Stock Transfer and Trust Company, as Subscription Agent - RELM Wireless Corporation" or by wire transfer pursuant to instructions provided by the Subscription Agent.

         5.2 Subscription Price Re-Pricing. In the event that the Subscription Price is reduced as a result of a Subscription Price Re-Pricing, unless an oversubscription occurs, the subscribing Equity Holders will not receive a refund for any Subscription Price paid for the Basic Subscription Right and shall receive additional Units in the total amount equal to the total amount paid by each Equity Holder for Basic Subscription Rights divided by the Re-Priced Subscription Price, rounded down to the lowest whole number, with any excess being refunded to the Equity Holder. In the event of a Subscription Price Re-Pricing, the Total Units Offered shall be increased from 2,500,000 Units to an amount equal to 2,500,000 multiplied by the sum of one plus the dollar amount by which the Subscription Price is reduced (up to a maximum of $0.20) as a result of the Subscription Price Re-Pricing of the 2,500,000 Units, but to an amount no greater than 3,000,000 Units.

         5.3 Depository Trust Company. In the case of Rights Offerees of Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Basic Subscription Right may be effected by instructing DTC to transfer Rights from the DTC account of such Rights Offeree to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, as applicable. Alternatively, a Rights Offeree may exercise the Rights evidenced by the Rights Certificate by effecting compliance with the procedures for guaranteed delivery set forth in Section 5.4 below.

         5.4 Notice of Guaranteed Delivery. If a Rights Offeree wishes to exercise Rights, but time will not permit such Rights Offeree to cause the Rights Certificate evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions are met (the "Guaranteed Delivery Procedures"): (a) such Rights Offeree has caused payment in full of the Subscription Price for each Unit being subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to be received by the Subscription Agent on or prior to the Expiration Date; (b) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Subscription Documents, from an Eligible Institution, stating the name of the Rights Offeree, the number of Rights held by the Rights Certificate or Rights Certificates held by such Rights Offeree, the number of Units being subscribed for pursuant to the Basic Subscription Right and the number of Units, if any, being subscribed for pursuant to the Over-Subscription Right, and guaranteeing the delivery to the Subscription Agent of the Rights Certificate evidencing such Rights at or prior to 5:00 p.m., New York, New York, on the date three (3) business days following the date of the Notice of Guaranteed Delivery; and (c) the properly completed Rights Certificate(s) evidencing the Rights being exercised are received by the Subscription Agent, or such Rights are transferred into the DTC account of the Subscription Agent, at or prior to 5:00 p.m., New York, New York time, on the date three (3) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (facsimile: ___________).

         5.5 Deemed Exercises. If a Rights Offeree has not indicated the number of Rights being exercised, or if the Subscription Price payment forwarded by such Rights Offeree to the Subscription Agent is not sufficient to purchase the number of Units subscribed for, the Rights Offeree will be deemed to have exercised the Basic Subscription Right with respect to the maximum number of Rights which may be exercised for the Subscription Price delivered to the Subscription Agent and, to the extent that the Subscription Price payment delivered by such Rights Offeree exceeds the Subscription Price multiplied by the maximum number of Rights which may be exercised (the "Subscription Excess"), the Rights Offeree will have been deemed to have exercised its Over-Subscription Right to purchase, except as provided in Section 8.2, that number of Units equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, up to the maximum number of Units purchasable by such Rights Offeree. The Subscription Agent, as soon as practicable after the exercise of the Rights, shall mail to such Rights Offerees any portion of the Subscription Excess not applied to the purchase of Units pursuant to the Over-Subscription Right, without interest or deduction.

                                   Article VI
        DELIVERY OF UNIT CERTIFICATES AND STOCK AND WARRANT CERTIFICATES

         6.1 Delivery of Unit Certificates. As soon as practicable after the Expiration Date, the Subscription Agent shall mail certificates representing the Units subscribed for by the holders of the Rights. The certificates shall be mailed to the subscribers' address as shown on the reverse side of the Rights Certificate or, if none, then as listed on the Subscription Agent's register (except that the Subscription Agent shall comply with any ancillary written delivery instructions provided by any subscriber as long as the jurisdiction named for delivery is not an Excluded Jurisdiction). The mailing shall include a notice setting forth any adjustment in the Subscription Price and the number of Units acquired as a result of any adjustment, and any refund for any Basic Subscription Rights and/or Over-Subscription Rights exercised that was not filled. The Subscription Agent shall maintain a mail loss surety bond protecting the Company and the Subscription Agent from loss or liability arising out of non-receipt or non-delivery of such certificates.

         6.2 Delivery of Stock and Warrant Certificates. The Common Stock and Warrants constituting a Unit are not separately transferable until _______, 2003 (the "Initial Exercise Date"), or such earlier date as may be determined by Noble International Investments, Inc. (the "Underwriter") (the "Early Separation Date") with at least ten days prior notice of such Early Separation Date (the "Early Separation Date Notice"). Until the earlier of the Initial Exercise Date or the Early Separation Date, the Common Stock and Warrants constituting a Unit are transferable only by the transfer of the Unit Certificate. The Company shall give the Early Separation Date Notice, if any, by filing a Form 8-K with the SEC and issuing a press release announcing the Early Separation Date. On the earlier of the Initial Exercise Date or the Early Separation Date (the "Separation Date"), without any action required of the record holders of the Unit Certificates, Company or other parties, the Unit Certificate shall automatically be cancelled and, the record holder of such Units represented by such Unit Certificates shall receive one share of Common Stock and one Common Stock Purchase Warrant to purchase one share of the Company's Common Stock for each Unit held. As soon after the Separation Date as is practicable, the Subscription Agent shall mail or otherwise deliver to the record holders of the Unit Certificate at the close of business on the Separation Date, at the record holder's address as shown on the Unit register, a certificate or certificates (registered in the name of such record holder) for the shares of Common Stock and Warrants to which such record holder is entitled.

                                   Article VII
                           FRACTIONAL UNITS AND SHARES

         7.1 Fractional Units and Shares. No fractional Units will be issued by the Company. A Rights Certificate may not be divided in such a manner as would permit the holders to subscribe for a greater number of Units than the number for which they would be entitled to subscribe under the original Rights Certificate. Rights Offerees, such as banks, securities dealers and brokers, who receive Rights as nominees for one or more beneficial owners shall be entitled to exercise their Rights Certificates on behalf of the beneficial owners.

                                  Article VIII
 PRORATIONS FOR BASIC SUBSCRIPTION RIGHTS IF INSUFFICIENT UNITS AND EXERCISE OF
                            OVER SUBSCRIPTION RIGHTS

         8.1 Prorating of Basic Subscription Right if Insufficient Units. If there are insufficient Units to fill all Basic Subscription Rights, the Units that are available will be allocated to all Rights Offerees subscribing for Basic Subscription Rights on a pro rata basis in proportion to the total number of Basic Subscription Rights exercised by all such Rights Offerees subscribing for Basic Subscription Rights.

         8.2 Over-Subscription Right. If a Rights Offeree exercises his or her Basic Subscription Right in full, the Rights Offeree may subscribe for additional Units (the "Over-Subscription Right") at the Subscription Price. The Subscription Agent shall determine the number of Units subscribed for pursuant to the exercise of the Over-Subscription Right. If sufficient Units in excess of all Units subscribed for pursuant to the exercise of Basic Subscription Rights are available to satisfy all exercised Over-Subscription Rights, the Subscription Agent shall fill all such exercised Over-Subscription Rights as and to the same extent as if pursuant to the regular exercise of Basic Subscription Rights. To the extent, however, that sufficient Units are not available to fill all such exercised Over-Subscription Rights, the Units which are available to fill exercised Over-Subscription Rights will be allocated among those exercising Over-Subscription Rights on a pro rata basis in proportion to the total number of Over-Subscription Rights exercised by all Rights Offerees exercising Over-Subscription Rights. Those electing to exercise the Over-Subscription Right must subscribe for such Units at the time of exercising the Basic Subscription Rights. To exercise the Over-Subscription Right, the appropriate block on the Rights Certificate form must be completed and payment in full for additional Units must accompany the form and be submitted to the Subscription Agent at the time the such Rights Offeree exercises the Basic Subscription Right.

         8.3 Refund. In the event that any holder who exercises his or her Basic Subscription Rights and/or Over-Subscription Rights does not receive the full number of Units subscribed therefor, the Subscription Agent shall refund the portion of the Subscription Price paid for the Units not received, without interest, to such holder promptly after the Expiration Date.

                                   Article IX
             DEFECTIVE EXERCISE OF RIGHTS; LOST RIGHTS CERTIFICATES

         9.1 Defective Exercise of Rights. The Company shall have the right to reject any defective exercise of Rights or to waive any defect in exercise. If the Company advises the Subscription Agent that the Company rejects any defective exercise of Rights (except a failure to pay the full Subscription Price with respect to such exercise), at the Company's request the Subscription Agent shall as soon as practicable either (i) telephone the holder of such Rights (at the telephone number on the reverse side of the Rights Certificate) to explain the nature of the defect if the defect and the necessary correction can be adequately explained by telephone and the holder can correct the defect without possession of the Rights Certificates, or (ii) mail the Rights Certificate to the holder, together with a letter explaining the nature of the defect in exercise and how to correct the defect. If an exercise is not defective except that there is a partial payment of the Subscription Price, the Subscription Agent shall issue only the number of Units for which sufficient payment has been made and seek additional payment for the remaining number of Units for which the exercise of the underlying Rights had been attempted. Any Rights Certificate with respect to which defects in exercise are not corrected prior to 5:00 p.m., New York, New York time, on the Expiration Date, shall be returned with any applicable tendered funds, to the holder of such Rights Certificate.

         9.2 Lost Rights Certificates. If any Rights Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing shares of Common Stock of the Company that the Company and the Subscription Agent in its capacity as transfer agent for the Common Stock use, provided that such procedure must be completed prior to the Expiration Date in order to be effective.

                                    Article X
                           PROOF OF AUTHORITY TO SIGN

         10.1 Proof of Authority to Sign. The Subscription Agent need not procure supporting legal papers, and is authorized to dispense with proof of authority to sign (including any proof of appointment or authority to sign of any fiduciary, custodian for a minor, or other person acting in a representative capacity), and to dispense with the signatures of co-fiduciaries, in connection with exercise of the Rights in the following cases:

         (a) where the Rights Certificate is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary, and the subscription form thereof is executed by such executor, administrator, trustee, custodian for a minor or other fiduciary, and the shares of Common Stock and Warrants comprising the Units subscribed for are to be issued in the name of the registered holder of the Rights Certificate, as appropriate;

         (b) where the Rights Certificate is in the name of a corporation and the subscription form thereof is executed by an officer of such corporation and the shares of Common Stock and Warrants comprising the Units subscribed for are to be issued in the name of such corporation;

         (c) where the Rights Certificate is executed by a bank or broker as agent for the registered holder of the Rights Certificate; provided that, the shares of Common Stock and Warrants subscribed for are to be issued in the name of the registered holder of the Rights Certificate.

                                   Article XI
                                DEPOSIT OF FUNDS

          11.1 Deposit of Funds. Any funds received by the Subscription Agent as payments in connection with subscriptions for Units pursuant to the Rights Offering shall be held in a non-interest-bearing account by Subscription Agent. The Subscription Agent shall account to the Company for all funds held no later then upon issuance of Units.

                                   Article XII
                                     REPORTS

          12.1 Reports. If requested by the Company, the Subscription Agent shall notify Mr. William P. Kelly at the Company ((321) 953-7898) or his designee, by telephone on or before 5:00 p.m., New York time, on each business day during the period commencing with mailing of the Rights Certificates and ending at the Expiration Date (and in the case of guaranteed delivering, ending three (3) business days after the Expiration Date), which notice shall thereafter be confirmed in writing, of (i) the number of Units validly subscribed for, (ii) the number of Units subject to guaranteed delivery, (iii) the number of Units for which defective subscriptions have been received and the nature of such defects, (iv) the number of Units validly subscribed for pursuant to the Over-Subscription Right, and (v) the amounts of collected and uncollected funds in the subscription account established under this Agreement. At or before 5:00 p.m., New York time, on the first business day following the Expiration Date, or upon the request from the Company from time to time thereafter, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Date of all the information set forth in clauses (i) through (v) above. At or before 5:00 p.m., New York time, on the first business day following receipt from the Company of written instructions to mail the Units subscribed for pursuant to the Rights, the Subscription Agent will execute and deliver to the Company a certificate in the form of Exhibit B hereto. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or their designees with such information compiled by the Subscription Agent pursuant to this Section 12 as any of them shall request from time to time by telephone or telecopy. The Subscription Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Section 12 shall be accurate in all material respects. Any written notices provided to the Company hereunder shall also be delivered to Noble International Investments, Inc., 6501 Congress Avenue, Suite 100, Boca Raton, Florida 33487, Facsimile No.
(561) 994-4741, Attention: Investment Banking Department.

                                  Article XIII
                               FUTURE INSTRUCTIONS

         13.1 Future Instructions. With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company: David P. Storey or William P. Kelly.

                                   Article XIV
                               PAYMENT OF EXPENSES

         14.1 Payment of Expenses. The Company will pay the Subscription Agent for its services under this Agreement in accordance with the fees listed on
Schedule I attached hereto, and will reimburse the Subscription Agent for all reasonable and necessary expenses incurred by it in so acting.

                                   Article XV
                                     COUNSEL

         15.1 Counsel. The Subscription Agent may consult with counsel satisfactory to it, which may be counsel to the Company, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion of such counsel.

                                   Article XVI
                                 INDEMNIFICATION

         16.1 Indemnification. The Company covenants and agrees to indemnify and hold the Subscription Agent harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages, which may be paid, incurred or suffered by or to which the Subscription Agent may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from its actions pursuant to this Agreement and for which the Subscription Agent is not otherwise reimbursed under the mail loss surety bond; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by the Subscription Agent as a result of, or arising out of, any negligence, misconduct or bad faith of the Subscription Agent or of any employees, agents or independent contractors used by the Subscription Agent in connection with performance of its duties hereunder.

                                  Article XVII
                                  Miscellaneous

         17.1 Notices. Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or telecopy or by first class mail, postage prepaid, as follows:

     (a) If to the Company, to:

         RELM Wireless Communications
         7100 Technology Drive
         West Melbourne, FL 32904
         Facsimile: (321) 984-0168
         Attn: William P.  Kelly

       With a copy to:

         Zack Kosnitzky, P.A.
         100 SE Second Street, Suite 2800
         Miami, Florida 33131
         Facsimile: (305) 539-1307
         Attn: John E.  Tober, Esq.

     (b) If to the Subscription Agent, to:
         American Stock Transfer and Trust Company
         59 Maiden Lane
         New York, New York 10038
         Attn: Geraldine Zarbo


         17.2 Amendments and Waivers. This Agreement may not be amended or modified except by a written instrument or document which has been executed by all of the parties hereto, and consented to by the Underwriter to the extent that any such amendment or modification has an material adverse effect on the rights of the Underwriter under any agreement between the Underwriter and the Company, which consent shall not be unreasonably withheld or conditioned. Any party hereto may waive any of its rights arising under this Agreement only by a written instrument or document executed by such party, and any such waiver shall not be construed as a waiver of any subsequent, or other, right of such party.

         17.3 Invalidity. If one or more of the terms of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining terms of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable term or terms had never been contained herein.

         17.4 Binding Effect and Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that, without the prior written consent of the Company, the Subscription Agent may not assign any of its interests, rights or obligations arising out of this Agreement.

         17.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                  [Remainder of page intentionally left blank,
                            Signatures on next page]

         IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the date first written above.

RELM WIRELESS CORPORATION


------------------------------
David Storey,
President and Chief Executive Officer


THE AMERICAN STOCK TRANSFER
AND TRUST COMPANY



------------------------------

                                   SCHEDULE I

                                      FEES

                                    EXHIBIT A

                             AMERICAN STOCK TRANSFER
                                AND TRUST COMPANY


                       Subscription Document Certification
                       -----------------------------------


         American Stock Transfer and Trust Company has acted as subscription agent ("Subscription Agent") for RELM Wireless Corporation (the "Company") in connection with the offering of rights to purchase the Company's units, (the "Units") to holders of the Company's common stock, options, warrants and convertible debt pursuant to the Prospectus dated _______, 2002.

         The Subscription Agent hereby certifies that:

                  The Subscription Agent has mailed ________ Rights Certificates to Rights Offerees of record on February 4, 2002, in accordance with that certain Subscription Rights Agreement between the Subscription Agent and the Company, dated________, 2002.


         IN WITNESS WHEREOF, the Subscription Agent has caused this Subscription Documentation Certificate to be signed manually or by facsimile, by one of its officers and a facsimile of its corporate seal to be imported herein.

DATED:

AMERICAN STOCK TRANSFER & TRUST COMPANY 59 Maiden Lane New York, NY 10038


---------------------------


By:
   -----------------------

                                    EXHIBIT B

                             AMERICAN STOCK TRANSFER
                                AND TRUST COMPANY

                        Subscription Rights Certification

         American Stock Transfer and Trust Company has acted as subscription agent ("Subscription Agent") for RELM Wireless Corporation (the "Company") in connection with the offering of rights to purchase the Company's units, (the "Units") to holders of the Company's common stock, options, warrants and convertible debt pursuant to the Prospectus dated ________, 2002.

         The Subscription Agent hereby certifies that:

                  ___________ Units have been validly subscribed for and all subscription documents and payments related thereto have been received of which _____ represent Basic Subscription Rights and _______ represent Over-Subscription Rights; and

                  ___________ Units are subject to guaranteed delivery; and

                  ___________ defective subscriptions have been received and the nature of each defective subscription is attached hereto on
                  Schedule I; and

                  $__________ have been collected and are currently maintained in the subscription account; and

                  $__________ remains uncollected, which amount consists of $______for Basic Subscription Rights and $______ for Over-Subscription Rights.

         IN WITNESS WHEREOF, the Subscription Agent has caused this Subscription Rights Certificate to be signed.

DATED:

AMERICAN STOCK TRANSFER & TRUST COMPANY 59 Maiden Lane New York, NY 10038


---------------------------

By:
   ------------------------